Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Expeditors International of Washington, Inc:

We consent to the use of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
Seattle, Washington
May 9, 2011